EXHIBIT 10.12

SPLIT-DOLLAR LIFE INSURANCE AGREEMENT

Bank: Lewiston State Bank

Insured: Dale M. Buxton

Insurer: Lewiston State Bank

Insurance Policies:

Effective Date: January 1, 2008

In consideration of the mutual promises set forth herein, the Bank and the Insured intend to be legally bound and agree as follows:

I.	DEFINITIONS

Capitalized terms in this Split-Dollar Life Insurance Agreement (“Agreement”) shall have the defined meanings as provided herein.

II.	POLICY TITLE AND OWNERSHIP

Title and ownership of the Insurance Policies shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw the cash values of the Insurance Policies. Where the Bank and the Insured (or the Insured’s beneficiaries and/or permitted assignees) mutually agree to exercise the right to increase the coverage under the Insurance Policies, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or the Insured’s beneficiaries and/or permitted assignees) shall have the right and power to designate a beneficiary or beneficiaries to receive his share of the proceeds payable upon the death of the Insured, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement. Such beneficiary designation shall be made by filling out and signing the beneficiary designation form attached hereto as Exhibit “A.”

IV.	PREMIUM PAYMENT METHOD

Subject to Article X, the Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to maintain the Insurance Policies in force.

V.	TAXABLE BENEFIT

Annually the Insured may receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its agent) will report to the Insured the amount of any imputed income received in each taxable year by the Insured on Form W-2 or its equivalent.

VI.	DEATH PROCEEDS

Subject to Paragraph VII herein, the division of the death proceeds of the Insurance Policies is as follows:

1. If the Insured’s death occurs while actively and continuously employed by the Bank and on or before the attainment of age sixty-two (62), the Insured’s beneficiaries (designated in accordance with Paragraph III) shall be entitled to an amount equal to one-hundred percent (100%) of the net at risk insurance portion of the proceeds. If the Insured’s death occurs after the Insured has been continuously employed by the Bank until retirement on or after the attainment of age sixty-two (62), the Insured’s beneficiaries (designated in accordance with Paragraph III) shall be entitled to an amount equal to one-hundred percent (100%) of the net at risk insurance portion of the proceeds. The net at risk insurance portion is the total proceeds less the cash value of the Policy.

2. The Bank shall be entitled to the remainder of any proceeds beyond payments required hereunder.

3. The Bank and the Insured (or the Insured’s beneficiaries and/or permitted assignees) shall share in any interest due on the death proceeds on a pro rata basis in the ratio that the proceeds due the Bank and the Insured, respectively, bears to the total proceeds, excluding any such interest.

VII.	CASH SURRENDER VALUE

The Bank shall at all times be entitled to an amount equal to the Insurance Policies’ cash value, as that term is defined in the Insurance Policies, less any loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges under the Insurance Policies. Such cash value shall be determined as of the date of surrender of the Insurance Policies or the death of the Insured, as the case may be.

VIII.	PREMIUM WAIVER

If the Policy contains a premium waiver provision, any such waived amounts shall be considered for all purposes of this Agreement as having been paid by the Bank.

IX.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the Insurance Policies involve an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the Policy’s cash value. Such endowment proceeds or annuity benefits shall be treated like death proceeds for the purposes of division under this Agreement.

X.	TERMINATION OF AGREEMENT

The Bank agrees to continue the Insurance Policies unless and until this Agreement is terminated as provided herein. This Agreement shall terminate at the option of the Bank following thirty (30) days written notice to the Insured upon the happening of any one of the following:

1. The Bank’s surrender of the Insurance Policies;

2. The Insured’s right to receive benefits under the Lewiston State Bank Supplemental Executive Retirement Plan, effective January 1, 2008, shall terminate for any reason other than the Insured’s death; or

3. The Insured shall be terminated for Cause. The term “Cause” shall mean (i) an act of willful misrepresentation, fraud, or willful dishonesty intended to result in substantial personal enrichment at the expense of the Bank; (ii) willful misconduct with regard to the Bank that has or was intended to have a material adverse impact on the Bank; (iii) material, willful and knowing violation of the Bank’s policies or guidelines or the Insured’s fiduciary duties that has or was intended to have a material adverse impact on the Bank; (iv) willful or reckless behavior that has a material adverse impact on the Bank; (v) willful failure to perform duties or follow written direction of the Board of Directors of the Bank; or (vi) conviction of, or pleading nolo contendere or guilty to a felony.

Upon such termination, the Insured (or the Insured’s beneficiaries and/or permitted assignees) shall have a ninety (90) day option to receive from the Bank an absolute assignment of the Insurance Policies in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment to the Bank shall be equal to the greater of:

1. The Bank’s share of the cash value of the Insurance Policies on the date of such assignment, as defined in this Agreement; or

2. The amount of the premiums which have been paid and/or accrued by the Bank prior to the date of such assignment.

Should the Insured (or the Insured’s beneficiaries and/or permitted assignees) fail to exercise this option within the prescribed ninety (90) day period, the Insured (or the Insured’s beneficiaries and/or permitted assignees) acknowledges and agrees that all of his or her rights, interest and claims in the Insurance Policies shall terminate as of the date of the termination of this Agreement. Except as provided immediately above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI.

XI.	NON-ASSIGNMENT

The Insured may not, without the prior written consent of the Bank, assign to any individual, trust or other person or entity, any right, title or interest in the Insurance Policies nor any rights, options, privileges or duties created under this Agreement.

XII.	AGREEMENT BINDING UPON THE PARTIES

This Agreement is the entire agreement between the parties and supersedes any prior written or oral discussions or agreements. This Agreement may only be amended upon the written consent by both parties hereto. This Agreement shall be binding upon the Insured and the Bank, and their respective heirs, successors, personal representatives and assigns, as applicable.

XIII.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIV.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but has indicated that it will respect the rights of the parties as set forth herein upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the provisions of the Insurance Policies shall fully discharge the Insurer from any and all liability.

XV.	NOT A DEFERRED COMPENSATION ARRANGEMENT

This Agreement does not provide for the deferral of any compensation by the Insured, and this Agreement shall be interpreted and administered in all respects to prevent the deferral of any compensation by the Insured.

IN WITNESS WHEREOF, the Insured and a duly authorized Bank officer have signed this Agreement, effective as of the Effective Date.

INSURED		LEWISTON STATE BANK

/s/ Dale M. Buxton		/s/ Anthony J. Hall
Print Name:	Dale M. Buxton	By:	Anthony J. Hall
		Its:	President

EXHIBIT “A”

BENEFICIARY DESIGNATION FORM

Primary Designation:

Name	Relationship

Contingent Designation:

Name	Relationship

INSURED

Print Name:

Date